Exhibit 3.260

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: AEL NET OF VIRGINIA, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is changed to:

NC Financial Solutions of Virginia, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 20th day of August, A.D. 2012.

By:	/s/ CURTIS LINSCOTT
Authorized Person(s)

Name:	J. Curtis Linscott

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CERTIFICATE OF FORMATION

OF

AEL NET OF VIRGINIA, LLC

This Certificate of Formation of AEL Net of Virginia, LLC, dated as of June 12, 2012, is being duly executed and filed by J. Curtis Linscott, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del C. § 18-101, et. Seq.).

FIRST. The name of the limited liability company formed hereby is AEL Net of Virginia, LLC (the “Company”).

SECOND. The address of the registered office of the Company in the State of Delaware is Capitol Services, Inc., 1675 South State Street, Suite B, Kent County, Dover, Delaware 19901.

THIRD. The name and address of the registered agent of the Company for service of process in the State of Delaware is Capitol Services, Inc., 1675 South State Street, Suite B, Kent County, Dover, Delaware 19901.

IN WITNESS HEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ CURTIS LINSCOTT
J. Curtis Linscott
Authorized Person